                                  This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-20007.


PROSPECTUS SUPPLEMENT NO. 6
(TO PROSPECTUS DATED FEBRUARY 14, 1997)

         $80,650,000 6 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2001
                        8,361,371 SHARES OF COMMON STOCK
                          FPA MEDICAL MANAGEMENT, INC.

         This Prospectus Supplement supplements information contained in that certain Prospectus dated February 14, 1997 as supplemented by Prospectus Supplement No. 1 dated February 27, 1997, Prospectus Supplement No. 2 dated March 24, 1997, Prospectus Supplement No. 3 dated April 14, 1997, Prospectus Supplement No. 4 dated May 12, 1997 and Prospectus Supplement No. 5 dated July 2, 1997 (the Prospectus as supplemented, the "Prospectus") relating to the potential sale from time to time of up to (i) $80,650,000 aggregate amount of the Debentures, (ii) 3,107,900 shares of the Common Stock issuable upon conversion thereof by the Selling Securityholders, and (iii) 5,253,471 Individual Shares by the Selling Stockholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

         The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders and Selling Stockholders" with respect to the Selling Securityholders and the respective principal amount of Debentures beneficially owned by each such Selling Securityholder and that may be sold pursuant to the Prospectus, as amended or supplemented. The line item "All other Holders . . . 2,795,000, 3.5, 107,707" contained in the table set forth in the Prospectus shall be deleted in its entirety and replaced as set forth below:

                                                              Principal
                                                              Amount of                                 Number of
                                                             Debentures                                 Shares of
                                                            Beneficially            Percent of           Common
                                                           Owned and That           Outstanding        Stock That
Name(1)                                                      May Be Sold            Debentures         May Be Sold
-------                                                      -----------            ----------         -----------
Associated Electric and Gas Insurance..................        200,000                  *                 7,707
Champion International Corp. Master
  Retirement Trust.....................................        250,000                  *                 9,634
David Lipscomb University General Endowment............         40,000                  *                 1,541
Delta Airlines Master Trust............................        550,000                  *                21,195
Equitable Life Assurance Separate Account
  Balanced.............................................         90,000                  *                 3,468
Equitable Life Assurance Separate Account
  Convertibles.........................................      1,325,000                1.6                51,060
Hotel Union & Industry of Hawaii.......................        180,000                  *                 6,936
Hudson River Trust Balanced Account....................        540,000                  *                20,809
Hudson River Trust Growth and Income Account...........        465,000                  *                17,919
Hudson River Trust Growth Investors....................        630,000                  *                24,278
Kettering Medical Center Funded Depreciation
  Account..............................................        110,000                  *                 4,239
Memphis Light, Gas & Water Retirement Fund.............        325,000                  *                12,524
Port Authority of Allegheny County Retirement
  and Disability Allowance Plan For Employees
  Represented by Local 85 of the Amalgamated
  Transit Union........................................        850,000                1.1                32,755
RJR Nabisco Defined Benefit Master Trust...............        640,000                  *                24,663
The Dow Chemical Company Employees'
  Retirement Plan......................................        895,000                1.1                34,489
The Fondren Foundation.................................         75,000                  *                 2,890
The Hotel Industry - ILWU Pension Trust................         60,000                  *                 2,312
Unifi, Inc. Profit Sharing Plan and Trust..............        230,000                  *                 8,863
United Food and Commercial Workers Local
  1262 and Employees' Pension Fund.....................        450,000                  *                17,341

--------------------
(1) The information set forth herein is as of August 13, 1997 and will be updated as required. Certain of the holders share investment power with their respective investment advisors.


           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 13, 1997.